Exhibits 5.1, 8.1 and 23.1

October 10, 2006

Saxon Asset Securities Company
4860 Cox Road
Suite 300
Glen Allen, Virginia 23060

Re:  Saxon Asset Securities Company,
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Saxon Asset Securities Company, a Virginia corporation (the “Company”), in connection with the offering of the Company’s Mortgage Loan Asset Backed Notes, Series 2006-3 (the “Notes”). A Registration Statement of the Company on Form S-3 relating to the Notes (Commission File No. 333-131712) has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and was declared effective on April 4, 2006. As set forth in the prospectus dated April 26, 2006, as supplemented by a prospectus supplement dated October 5, 2006 (the “Base Prospectus” and the “Prospectus Supplement,” respectively), the Notes will be issued under and pursuant to the conditions of an indenture dated as of September 1, 2006 (the “Indenture”), by and between by and between Saxon Asset Securities Trust 2006-3, a Delaware statutory trust (the “Issuer” or the “Trust”), and Deutsche Bank Trust Company Americas, as indenture trustee (in such capacity, the “Indenture Trustee”).

Pursuant to a trust agreement dated as of September 1, 2006 (the “Trust Agreement”), among the Company, as depositor, Deutsche Bank Trust Company Americas, as administrator and Wilmington Trust Company, as owner trustee (the “Owner Trustee”), the Issuer will also issue a Class X Certificate (the “Class X Certificate”) and an ownership certificate evidencing the equity interest in the Issuer (the “Trust Certificate,” and together with the Class X Certificate, the “Certificates”). The Notes will be secured primarily by fixed and adjustable rate mortgage loans and related notes and mortgages (the “Mortgage Loans”), together with certain other assets (together with the Mortgage Loans, the “Collateral”) conveyed to the Issuer and pledged under the Indenture to secure the Notes on the Closing Date. On the Closing Date, the Company will have conveyed the Collateral to the Issuer pursuant to a sale and servicing agreement dated as of September 1, 2006 (the “Sale and Servicing Agreement”), among the Issuer, the Company, Saxon Funding Management, Inc., as master servicer (the “Master Servicer”), the Indenture Trustee and Saxon Mortgage Services, Inc., as servicer (the “Servicer”).

We have examined a form of the Indenture, the Trust Agreement, the Sale and Servicing Agreement and the Notes, the Base Prospectus, the Prospectus Supplement, and originals or copies, certified or otherwise identified to our satisfaction, of such instruments, certificates, records and other documents, and have made such examination of law, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission, and the authenticity of the originals of such latter documents. As to facts relevant to the opinions expressed herein and the other statements made herein, we have relied, to the extent we have deemed appropriate, upon certificates and oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, we are of the opinion that:

(i) The conditions precedent provided for in the Indenture relating to the authentication of the Notes have been complied with. When duly authorized by the Issuer and duly and validly executed and delivered by the Owner Trustee, on behalf of the Issuer, and authenticated by the Indenture Trustee in accordance with the terms of the Indenture and delivered against payment of the purchase price therefor pursuant to the Underwriting Agreement, the Notes will be entitled to the benefits of the Indenture and will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

(ii) For U.S. federal income tax purposes, the Issuer will not be classified as an association taxable as a corporation or as a publicly traded partnership within the meaning of section 7704 of the Internal Revenue Code of 1986, as amended (the “Code”). The Issuer will, however, be classified as a taxable mortgage pool (“TMP”) within the meaning of section 7701(i)(2) of the Code so long as any Note is outstanding. Although the Issuer will be classified as a TMP so long as any Note is outstanding, the Issuer will not be subject to federal income tax as long as an entity that qualifies for taxation as a real estate investment trust (a “REIT”) under sections 856 and 857 of the Code, or as a qualified REIT subsidiary within the meaning of section 856(i) of the Code, owns a 100% beneficial ownership interest in each of the Class X Certificate and the Trust Certificate.

(iii) The statements contained under the captions “Material Federal Income Tax Consequences” in the Base Prospectus and “Federal Income Tax Consequences” in the Prospectus Supplement, insofar as such statements constitute conclusions of law, are true and correct in all material respects as set forth therein.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of New York.

We hereby consent to the filing of this letter and to the references to this firm under the headings “Legal Investment Matters” and “Material Federal Income Tax Consequences” in the Base Prospectus and “Legal Matters” and “Federal Income Tax Consequences” in the Prospectus Supplement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Base Prospectus or the Prospectus Supplement.

Very truly yours,

/s/ McKee Nelson LLP